Exhibit n.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors

of THL Credit, Inc.

We have audited the consolidated financial statements of THL Credit, Inc. and its subsidiaries (together the “Company”) as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016 referred to in our report dated March 9, 2017 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the year ended December 31, 2015, as well as 2014, 2013, 2012, 2011, and 2010 (not presented herein) appearing under Item 8 of the Company’s 2015, 2014, 2013, 2012, 2011, and 2010 Annual Reports on Form 10-K, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of THL Credit, Inc. and its subsidiaries as of December 31, 2016, 2015, 2014, 2013, 2012, 2011 and 2010 appearing on pages 106-107 of this registration statement on Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/PricewaterhouseCoopers, LLP

Boston, MA

March 9, 2017